Exhibit (a)(1)(F)

Confirmation E-mail to Optionholders who Elect to

Participate in the Offer to Purchase for Cash

All Outstanding Options to Purchase Common Stock

Getty Images has received your election form dated ___________, 2008, by which you elected to tender all of your outstanding options in exchange for a cash payment, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to all of your outstanding options by completing and signing the withdrawal form which was previously provided to you, and delivering it to Lisa Calvert, by (a) facsimile at fax number (206) 925-5627, (b) email at lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date. Only responses that are completed, signed, and actually received by Lisa Calvert by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

If you have questions, please direct them to Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191).

Please note that our receipt of your election form is not by itself an acceptance of the options for purchase. For purposes of the offer, Getty Images will be deemed to have accepted options for purchase that are validly tendered and not properly withdrawn as of when Getty Images gives oral or written notice to the option holders generally of its acceptance for cancellation of such options, which notice may be made by press release, e-mail or other method of communication. Payment of the cash amount pursuant to the offer will also be deemed to be acceptance of tendered options. Getty Images’ formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the offer to purchase. The full terms of the offer are described in (a) the Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock, (b) the letter from Jonathan D. Klein, dated May 23, 2008, (c) your personal options statement, (d) the election form and (e) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

Confirmation E-mail to Optionholders who Withdraw their

Options from the Offer to Purchase for Cash

All Outstanding Options to Purchase Common Stock

Getty Images has received your withdrawal form dated ___________, 2008, by which you withdrew your election to accept Getty Images’ offer to purchase your outstanding options in exchange for a cash payment.

If you change your mind, you may once again elect to tender all of your outstanding options by completing and signing the election form which was previously provided to you, and delivering it to Lisa Calvert, by (a) facsimile at fax number (206) 925-5627, (b) email at lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended.

If you have questions, please direct them to Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191).

This notice does not constitute the offer to purchase. The full terms of the offer are described in (a) the Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock, (b) the letter from Jonathan D. Klein, dated May 23, 2008, (c) your personal options statement, (d) the election form and (e) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

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